Exhibit 10.1
Description of the Material Terms of the Company’s
2007 Management Bonus Program
     Under the Company’s 2007 Management Bonus Program (the “Program”), each of the Company’s executive officers (William H. Largent, Eric W. Langille and Julia A. Fratianne) has the opportunity to earn cash bonuses based upon the achievement of certain quarterly and annual revenue and adjusted operating income targets. The sum of the four quarterly targets and the sum of the four quarterly potential payouts equal the annual target and the annual potential payout, respectively. If quarterly targets are met, the Company will pay out one-half of the bonus potential for such quarter upon certification of the quarterly results by the Compensation Committee. If annual targets are met, the Company will pay out the corresponding annual bonus less any actual quarterly bonus payments that have been made during the year. In the aggregate, the executive officers have the potential to receive bonuses between 5% and 80% of their base salary under the Program in accordance with the chart below:

	Payout as a Percentage of Base Salary
	Threshold	Target	Maximum
William H. Largent	6.25%	50%	80%
Eric W. Langille	5%	40%	64%
Julia A. Fratianne	5%	40%	64%
     For purposes of the Program, adjusted operating income is defined as operating income exclusive of stock option and restricted stock expenses. No quarterly or annual bonus is payable unless the participant is continuously employed by the Company through the end of the quarter or year, as applicable. The Program shall terminate upon a change in control of the Company, and no bonuses shall be earned or paid under the Program with respect to the quarter in which such change in control occurs and thereafter, and any bonus earned and accrued, but unpaid in the quarter or quarters prior to the change in control, due to the fact that such unpaid amounts were to be subject to annual adjustment, shall be paid out to the Program participants as soon as practicable following the date of such change in control.